Exhibit 99

FOR IMMEDIATE RELEASE
CONTACTS:	Investment Community	Media
	James J. Murren	Alan Feldman
	President, Chief Financial Officer	Senior Vice President
	and Treasurer	Public Affairs
	(702) 693-8877	(702) 891-7147

MGM MIRAGE REPORTS RECORD SECOND QUARTER RESULTS

Las Vegas, Nevada, July 21, 2004 — MGM MIRAGE (NYSE: MGG) today reported its second quarter 2004 financial results. Adjusted earnings from continuing operations per diluted share (“Adjusted EPS”) rose 72% to $0.74 in the second quarter of 2004 from $0.43 in the 2003 quarter. These results represent an all-time record for Adjusted EPS in the Company’s history, exceeding the previous record of $0.70 set in the first quarter of this year. Current quarter results benefited from the Company’s capital investment and marketing programs which are driving increased visitation and customer spending company-wide. Casino revenues grew an impressive 8% in the quarter, while hotel revenues also posted a stellar 9% increase. REVPAR (revenue per available room) increased 12% at the Company’s Las Vegas Strip resorts in the quarter. Current quarter results also benefited from strong collections of casino receivables resulting in a lower bad debt provision compared to prior year, which equates to a benefit of approximately $0.04 per diluted share in the current quarter.

Adjusted EPS (and Adjusted Earnings) excludes discontinued operations, preopening and start-up expenses, restructuring costs, net property transactions and loss on early retirement of debt1. On a GAAP (Generally Accepted Accounting Principles) basis, diluted earnings per share from continuing operations increased to $0.70 for the second quarter of 2004 from $0.36 in the 2003 quarter. GAAP diluted EPS, including the results of discontinued operations, was $0.72 in the 2004 period versus $0.35 in 2003.

“We continue to reap the rewards of our steady and targeted investments in our capital assets and enhanced marketing and technology programs for our guests,” said Terry Lanni, MGM MIRAGE’s Chairman and CEO. “The announced acquisition of Mandalay Resort Group accelerates our growth initiatives and will add to the ranks of our management and employee talent, enhance our portfolio of resorts, and provide additional amenities to our customers. Las Vegas is becoming one of the world’s leading business and leisure travel destinations, and we believe MGM MIRAGE is uniquely positioned to benefit from that success.”

Second Quarter Company Highlights

•	Generated net revenues of $1.07 billion, up almost $100 million, or 10%, over 2003;

•	Company-wide REVPAR of $123, up 11% over prior year’s quarter;

•	Produced property-level EBITDA[2] of $384 million, up 25% over the 2003 quarter, and an all-time record for the Company for any quarter. Operating income was up 52% over the prior year, to $261 million. The Company’s property-level EBITDA margin was 36%, the highest quarterly margin since the Mirage acquisition in 2000;

•	Opened several new restaurants and entertainment venues at several resorts, including Cravings, the ultimate buffet dining experience at The Mirage; Fix, the newest restaurant at Bellagio; Isla Mexican Kitchen and Tequila Bar at TI, Tangerine at TI, an indoor/outdoor nightclub and lounge experience unlike any other in Las Vegas; and Shibuya and Diego at MGM Grand Las Vegas, redefining Japanese and Mexican cuisines in Las Vegas;

•	Invested $165 million of capital in the Company’s properties, including continued construction of the Bellagio expansion and the theatre for the new Cirque du Soleil show at the MGM Grand Las Vegas;

•	Entered into an agreement to acquire Mandalay Resort Group for $71 per share, plus the assumption of debt, bringing total consideration to approximately $8 billion, including transaction costs.

•	Announced a joint venture agreement with Pansy Ho Chiu-king to develop, build and operate a major hotel-casino resort in Macau S.A.R.;

•	Launched the MGM MIRAGE Rewards VisaTM Card, with BankOne, allowing customers to earn exclusive privileges at MGM MIRAGE resorts when they use their MGM MIRAGE Rewards VisaTM Card;

•	Repurchased 5 million shares of Company common stock for $223 million in the quarter.

Detailed Financial Results

The following table shows key financial results on a Company-wide basis for the second quarter and year to date.

	Three months ended		Six months ended
	June 30,		June 30,
	2004	2003	2004	2003
	(In millions)
Casino revenue, net	$551.7	$508.9	$1,110.4	$1,005.2
Non-casino revenue, net	520.8	465.2	1,028.6	920.8
Net revenue	1,072.5	974.1	2,139.0	1,926.0
Operating income	260.6	171.6	515.3	331.0
Income from continuing operations	101.7	54.5	198.8	103.2
Discontinued operations, net	3.0	(0.7)	11.8	1.6
Net income	104.7	53.8	210.6	104.8

Property-level EBITDA[2]	$384.0	$306.2	$754.5	$593.9
EBITDA (after corporate expense)[2]	365.5	291.1	720.3	565.1
Adjusted Earnings	106.5	66.5	208.9	124.4

Except where noted, all references in this release to operating results, including statistical information, exclude the results of Golden Nugget Las Vegas, Golden Nugget Laughlin and MGM Grand Australia and MGM MIRAGE Online for all periods presented. The results of these operations are classified as discontinued operations.

Net revenue in the second quarter increased 10% from the 2003 second quarter. This increase was due to strong casino and hotel volumes, increased room pricing and increased spending by our customers in all areas of our resorts.

Casino revenue increased by 8% in the 2004 quarter. Table games volume, including baccarat, was up 8% from the prior year’s quarter, with strength in both national and international play, primarily at MGM Grand Las Vegas, where the Company held a baccarat tournament in April for its premium customers. Table games hold percentages were within a normal range for both periods and the hold percentage in 2004 was in line with the hold percentage in 2003. Company-wide slot revenue in the quarter was up 10% from 2003. Several resorts experienced double-digit increases in slot revenues, including New York-New York, The Mirage and MGM Grand Detroit.

Non-casino revenue was up 12% in the quarter. Hotel revenue was up 9%, with higher occupancy of 94% in the second quarter of 2004 versus 92% in 2003, and a higher average daily room rate (“ADR”) of $131 versus $121 in 2003. As a result, revenue per available room (“REVPAR”) was $123, an increase of 11% over 2003. REVPAR at the Company’s Las Vegas Strip resorts was up 12% over prior year.

Food and beverage, entertainment, retail and other revenues were up 12% in the 2004 quarter. These increases resulted primarily from the increases in hotel volumes, as well as the addition of Zumanity at New York-New York and other new restaurant and entertainment amenities at our resorts.

Other revenue includes business interruption proceeds of $6 million for the Bellagio power outage. Based on information from the Company’s insurance provider, this amount is a reasonable estimate of the minimum amount the Company should receive upon final settlement of the claim. Therefore, the Company expects that further recoveries may be recorded in future periods.

Consolidated EBITDA increased 26% for the quarter, reflecting the strong revenue results and operating leverage inherent with higher hotel room rates, which largely flow through to operating profit, as evidenced by an increase in EBITDA margins. The property-level EBITDA margin was 36% in 2004, up from 31% in the prior year quarter and the highest quarterly margin since the Mirage Resorts acquisition. Additionally, the Company benefited from the contribution of Borgata, which was not open in the prior-year quarter, resulting in higher income from unconsolidated affiliates. Operating income increased 52% due to the increased property-level EBITDA and lower preopening expenses in the current year.

Second quarter Adjusted Earnings increased by 60% compared to 2003 due to the increase in operating income described above. Net interest expense increased due to higher average borrowings and the cessation of interest capitalization on the Company’s investment in Borgata.

For the second quarter of 2004, Adjusted Earnings excluded a net $7.5 million ($4.8 million, net of tax) of items. These items included:

•	Preopening and start-up expenses of $1.6 million ($1.0 million, net of tax), primarily related to new restaurants at MGM Grand Las Vegas;

•	Restructuring costs of $3.9 million ($2.5 million, net of tax), including $3.0 million for the termination of a restaurant management agreement at Bellagio and $0.9 million for the buyout of an operating lease at MGM Grand Las Vegas;

•	Net property transactions of $2.0 million ($1.3 million, net of tax), including $2.8 million of demolition costs related to the theme park land at MGM Grand Las Vegas, in preparation for The Residences at MGM Grand. Offsetting these costs were net recoveries, in excess of carrying amount, of $1.1 million related to equipment damaged in the power outage at Bellagio.

In the second quarter of 2003, items excluded in the determination of Adjusted Earnings totaled $18.5 million ($12.0 million, net of tax) and included preopening and start-up expenses of $14.9 million ($9.7 million, net of tax), primarily related to Borgata and New York-New York; minor amounts of restructuring; and property transactions, net of $3.1 million ($2.0 million, net of tax).

Income (loss) from discontinued operations includes the results of the Golden Nugget Las Vegas and Golden Nugget Laughlin resorts, MGM MIRAGE Online and MGM Grand Australia. Pretax income from discontinued operations was $5 million, including the allocation of $1 million of interest expense, in the 2004 second quarter compared to a loss of $6 million, including $3 million of allocated interest and a loss on disposal of $7 million related to MGM MIRAGE Online, in the 2003 period.

Financial Position

The Company generated significant operating cash flow in the second quarter. This cash flow was partially re-invested in the Company’s resorts. Second quarter capital investments of $165 million included $73 million for the Bellagio expansion, $10 million for construction of the new theatre for Cirque du Soleil at MGM Grand Las Vegas, and other routine capital expenditures, including new restaurants at The Mirage and MGM Grand Las Vegas, and continued work on the standard room remodel project at New York-New York.

The Company also repurchased 5 million shares of its common stock for a total cost of $223 million in the second quarter, bringing year-to-date repurchases to 7.9 million shares at a total cost of $344 million, and effectively completing the Company’s existing authorization. In July 2004, the Company’s Board of Directors approved a new 10 million share repurchase program.

As of June 30, 2004, the Company had approximately $1.4 billion of available borrowings under its senior credit facilities.

“Our exceptional 2004 operating results have allowed us to continue to invest in our world-class resorts — these investments are already generating strong returns and will further enhance the appeal of our resorts,” said MGM MIRAGE President, CFO and Treasurer Jim Murren. “In addition, we have strengthened our balance sheet to a point where we have the lowest leverage ratio at any time since the Mirage Resorts acquisition. This strength allows us access to sufficient sources of capital to finance our announced acquisition of Mandalay while providing the financial strength to execute our long-term growth strategy,” Mr. Murren said.

Outlook

“We believe the current earnings estimate consensus of 53 cents for the third quarter, as reported on First Call on July 20, 2004, is reasonable,” Mr. Murren said. “This represents a 56% increase over the prior-year quarter, and takes into account our expectation for percentage REVPAR growth over prior year in the 6-8% range.”

MGM MIRAGE will hold a conference call to discuss its earnings results and outlook for the third quarter at 11:00 a.m. Eastern Daylight Time today. The call can be accessed live at www.companyboardroom.com or www.mgmmirage.com, or by calling 1-800-526-8531 (domestic) or 1-706-634-6528 (international). A complete replay of the conference call will be made available at www.mgmmirage.com.

1 Adjusted Earnings (and Adjusted EPS) is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of performance, and 2) a principal basis for valuation of gaming companies, as this measure is considered by many to be a better measure on which to base expectations of future results than income from continuing operations computed in accordance with generally accepted accounting principles (“GAAP”). Reconciliations of GAAP income from continuing operations and EPS to Adjusted Earnings and EPS are included in the financial schedules accompanying this release.

2 EBITDA is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, restructuring, preopening and start-up expenses, and property transactions, net. EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies. Management uses property-level EBITDA (EBITDA before corporate expense) as the primary measure of the Company’s operating resorts’ performance, including the evaluation of operating personnel. EBITDA should not be construed as an alternative to operating income or income from continuing operations, as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure determined in accordance with generally accepted accounting principles. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA. Also, other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company. Reconciliations of consolidated EBITDA to income from continuing operations and operating income to EBITDA by resort are included in the financial schedules accompanying this release.

* * *

MGM MIRAGE (NYSE: MGG), one of the world’s leading and most respected hotel and gaming companies, owns and operates 12 casino resorts located in Nevada, Mississippi, Michigan and Australia, and has investments in two other casino resorts in Nevada and New Jersey. The company is headquartered in Las Vegas, Nevada, and offers an unmatched collection of casino resorts with a limitless range of choices for guests. Guest satisfaction is paramount, and the company has approximately 40,000 employees committed to that result. Its portfolio of brands include AAA Five Diamond award-winner Bellagio, MGM Grand Las Vegas — The City of Entertainment, The Mirage, Treasure Island (“TI”), New York — New York, Boardwalk Hotel and Casino and 50 percent of Monte Carlo, all located on the Las Vegas Strip; Whiskey Pete’s, Buffalo Bill’s, Primm Valley Resort and two championship golf courses at the California/Nevada state line; the exclusive Shadow Creek golf course in North Las Vegas; Beau Rivage on the Mississippi Gulf Coast; and MGM Grand Detroit Casino in Detroit, Michigan. The Company is a 50-percent owner of Borgata, a destination casino resort at Renaissance Pointe in Atlantic City, New Jersey. Internationally, MGM MIRAGE also owns a 25 percent interest in Triangle Casino, a local casino in Bristol, United Kingdom. The Company has entered an agreement to sell MGM Grand Australia in Darwin, Australia, pending finalization. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.

Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.

MGM MIRAGE AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2004	2003	2004	2003
Revenues:
Casino	$551,691	$508,944	$1,110,414	$1,005,165
Rooms	232,304	212,689	467,265	425,987
Food and beverage	212,040	189,424	429,804	377,501
Entertainment	65,971	59,485	133,213	124,628
Retail	48,072	46,304	93,170	87,394
Other	66,015	55,008	117,101	107,357

	1,176,093	1,071,854	2,350,967	2,128,032
Less: Promotional allowances	(103,568)	(97,737)	(212,006)	(202,041)

	1,072,525	974,117	2,138,961	1,925,991

Expenses:
Casino	269,518	251,812	547,121	513,828
Rooms	62,468	58,910	124,300	116,816
Food and beverage	121,138	106,694	240,687	211,946
Entertainment	47,548	43,377	94,127	90,110
Retail	30,566	29,262	59,078	55,848
Other	38,328	33,284	71,212	63,769
Provision for doubtful accounts	(2,915)	6,784	3,962	14,420
General and administrative	151,420	146,377	297,701	284,677
Corporate expense	18,458	15,022	34,196	28,768
Preopening and start-up expenses	1,619	14,896	2,000	21,443
Restructuring costs	3,900	548	4,314	1,153
Property transactions, net	1,938	3,094	3,677	9,910
Depreciation and amortization	97,484	101,044	195,037	201,594

	841,470	811,104	1,677,412	1,614,282

Income from unconsolidated affiliates	29,542	8,547	53,714	19,336

Operating income	260,597	171,560	515,263	331,045

Non-operating income (expense):
Interest income	1,116	734	2,019	2,442
Interest expense, net	(92,622)	(80,181)	(182,432)	(162,979)
Non-operating items from unconsolidated affiliates	(6,690)	(73)	(12,895)	(224)
Other, net	(2,573)	(5,561)	(9,727)	(4,793)

	(100,769)	(85,081)	(203,035)	(165,554)

Income from continuing operations before income taxes	159,828	86,479	312,228	165,491
Provision for income taxes	(58,165)	(32,023)	(113,425)	(62,259)

Income from continuing operations	101,663	54,456	198,803	103,232

Discontinued operations
Income (loss) from discontinued operations, including gain (loss) on disposal of $8,186 (six months 2004) and ($7,357) (three and six months 2003)	4,809	(6,321)	18,678	(1,589)
Benefit (provision) for income taxes	(1,755)	5,615	(6,916)	3,110

	3,054	(706)	11,762	1,521

Net income	$104,717	$53,750	$210,565	$104,753

Per share of common stock:
Basic:
Income from continuing operations	$0.73	$0.36	$1.41	$0.68
Discontinued operations	0.02	—	0.08	0.01

Net income per share	$0.75	$0.36	$1.49	$0.69

Weighted average shares outstanding	139,904	150,721	141,018	151,412

Diluted:
Income from continuing operations	$0.70	$0.36	$1.36	$0.67
Discontinued operations	0.02	(0.01)	0.08	0.01

Net income per share	$0.72	$0.35	$1.44	$0.68

Weighted average shares outstanding	144,748	153,052	145,806	153,241

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF GAAP INCOME FROM CONTINUING OPERATIONS
AND EPS TO ADJUSTED EARNINGS AND EPS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2004	2003	2004	2003
Income from continuing operations	$101,663	$54,456	$198,803	$103,232
Preopening and start-up expenses, net	1,052	9,683	1,300	13,938
Restructuring costs, net	2,535	356	2,804	749
Property transactions, net	1,260	2,011	2,390	6,442
Loss on debt retirements, net	—	—	3,593	—

Adjusted earnings	$106,510	$66,506	$208,890	$124,361

Per diluted share of common stock:
Income from continuing operations	$0.70	$0.36	$1.36	$0.67
Preopening and start-up expenses, net	0.01	0.06	0.01	0.09
Restructuring costs, net	0.02	—	0.02	0.01
Property transactions, net	0.01	0.01	0.02	0.04
Loss on debt retirements, net	—	—	0.02	—

Adjusted EPS	$0.74	$0.43	$1.43	$0.81

Weighted average diluted shares outstanding	144,748	153,052	145,806	153,241

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF CONSOLIDATED EBITDA TO INCOME FROM CONTINUING OPERATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2004	2003	2004	2003
EBITDA	$365,538	$291,142	$720,291	$565,145
Preopening and start-up expenses	(1,619)	(14,896)	(2,000)	(21,443)
Restructuring costs	(3,900)	(548)	(4,314)	(1,153)
Property transactions, net	(1,938)	(3,094)	(3,677)	(9,910)
Depreciation and amortization	(97,484)	(101,044)	(195,037)	(201,594)

Operating income	260,597	171,560	515,263	331,045

Non-operating income (expense):
Interest expense, net	(92,622)	(80,181)	(182,432)	(162,979)
Other	(8,147)	(4,900)	(20,603)	(2,575)

	(100,769)	(85,081)	(203,035)	(165,554)

Income from continuing operations before income taxes	159,828	86,479	312,228	165,491
Provision for income taxes	(58,165)	(32,023)	(113,425)	(62,259)

Income from continuing operations	$101,663	$54,456	$198,803	$103,232

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA — NET REVENUES BY RESORT
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2004	2003	2004	2003
Bellagio	$261,857	$260,176	$540,491	$500,540
MGM Grand Las Vegas	217,398	180,333	440,418	364,476
The Mirage	149,204	145,268	288,258	295,375
Treasure Island	95,128	86,951	194,924	176,893
New York-New York	82,748	59,762	165,541	121,673
MGM Grand Detroit	112,067	102,478	215,984	197,247
Beau Rivage	82,192	76,862	155,178	147,273
Other operations	71,931	62,287	138,167	122,514

	$1,072,525	$974,117	$2,138,961	$1,925,991

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA — EBITDA BY RESORT
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2004	2003	2004	2003
Bellagio	$82,716	$93,505	$181,735	$161,668
MGM Grand Las Vegas	83,075	51,327	158,904	105,341
The Mirage	51,041	37,387	91,169	79,747
Treasure Island	26,312	23,119	57,615	49,342
New York-New York	31,248	22,782	63,372	48,297
MGM Grand Detroit	44,404	39,623	82,966	76,557
Beau Rivage	22,079	19,748	38,868	34,597
Other operations	13,579	10,126	26,144	19,028
Income from unconsolidated affiliates	29,542	8,547	53,714	19,336

	$383,996	$306,164	$754,487	$593,913

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME TO EBITDA BY RESORT
(In thousands)
(Unaudited)

	Three Months Ended June 30, 2004
		Depreciation	Preopening		Property
	Operating	and	and start-up	Restructuring	transactions,
	income	amortization	expenses	costs	net	EBITDA
Bellagio	$58,232	$22,004	$—	$3,000	$(520)	$82,716
MGM Grand Las Vegas	55,752	22,170	1,501	900	2,752	83,075
The Mirage	38,149	12,903	—	—	(11)	51,041
Treasure Island	17,312	8,886	118	—	(4)	26,312
New York-New York	23,192	8,011	—	—	45	31,248
MGM Grand Detroit	37,074	7,373	—	—	(43)	44,404
Beau Rivage	16,669	5,242	—	—	168	22,079
Other operations	7,237	5,804	—	—	538	13,579
Unconsolidated affiliates	29,542	—	—	—	—	29,542

	283,159	92,393	1,619	3,900	2,925	383,996
Corporate and other	(22,562)	5,091	—	—	(987)	(18,458)

	$260,597	$97,484	$1,619	$3,900	$1,938	$365,538

	Three Months Ended June 30, 2003
		Depreciation	Preopening		Property
	Operating	and	and start-up	Restructuring	transactions,
	income	amortization	expenses	costs	net	EBITDA
Bellagio	$66,267	$27,143	$—	$—	$95	$93,505
MGM Grand Las Vegas	28,339	20,540	300	—	2,148	51,327
The Mirage	25,131	12,332	—	—	(76)	37,387
Treasure Island	14,397	8,600	—	178	(56)	23,119
New York-New York	14,847	5,938	2,015	—	(18)	22,782
MGM Grand Detroit	30,480	8,543	300	—	300	39,623
Beau Rivage	14,171	4,762	—	—	815	19,748
Other operations	5,483	4,783	—	—	(140)	10,126
Unconsolidated affiliates	(3,281)	—	11,828	—	—	8,547

	195,834	92,641	14,443	178	3,068	306,164
Corporate and other	(24,274)	8,403	453	370	26	(15,022)

	$171,560	$101,044	$14,896	$548	$3,094	$291,142

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME TO EBITDA BY RESORT — continued
(In thousands)
(Unaudited)

	Six Months Ended June 30, 2004
		Depreciation	Preopening		Property
	Operating	and	and start-up	Restructuring	transactions,
	income	amortization	expenses	costs	net	EBITDA
Bellagio	$135,323	$42,356	$—	$3,000	$1,056	$181,735
MGM Grand Las Vegas	107,729	45,688	1,839	900	2,748	158,904
The Mirage	65,560	25,560	—	—	49	91,169
Treasure Island	39,963	17,546	118	—	(12)	57,615
New York-New York	47,949	15,464	(86)	—	45	63,372
MGM Grand Detroit	67,773	14,847	—	—	346	82,966
Beau Rivage	28,343	10,546	—	—	(21)	38,868
Other operations	15,502	10,189	—	—	453	26,144
Unconsolidated affiliates	53,714	—	—	—	—	53,714

	561,856	182,196	1,871	3,900	4,664	754,487
Corporate and other	(46,593)	12,841	129	414	(987)	(34,196)

	$515,263	$195,037	$2,000	$4,314	$3,677	$720,291

	Six Months Ended June 30, 2003
		Depreciation	Preopening		Property
	Operating	and	and start-up	Restructuring	transactions,
	income	amortization	expenses	costs	net	EBITDA
Bellagio	$106,548	$55,015	$—	$—	$105	$161,668
MGM Grand Las Vegas	55,218	40,728	891	25	8,479	105,341
The Mirage	54,825	24,767	—	300	(145)	79,747
Treasure Island	32,478	16,819	—	178	(133)	49,342
New York-New York	34,318	11,888	2,067	—	24	48,297
MGM Grand Detroit	58,677	17,124	300	—	456	76,557
Beau Rivage	24,173	9,403	—	—	1,021	34,597
Other operations	9,388	9,780	—	—	(140)	19,028
Unconsolidated affiliates	3,435	—	15,901	—	—	19,336

	379,060	185,524	19,159	503	9,667	593,913
Corporate and other	(48,015)	16,070	2,284	650	243	(28,768)

	$331,045	$201,594	$21,443	$1,153	$9,910	$565,145

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA — HOTEL STATISTICS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2004	2003	2004	2003
Bellagio
Occupancy %	96.4%	96.3%	95.9%	94.5%
Average daily rate (ADR)	$240	$229	$247	$234
Revenue per available room (REVPAR)	$231	$221	$237	$221
MGM Grand Las Vegas
Occupancy %	95.0%	94.9%	93.6%	93.8%
Average daily rate (ADR)	$131	$114	$135	$117
Revenue per available room (REVPAR)	$124	$109	$126	$110
The Mirage
Occupancy %	98.6%	96.9%	96.4%	94.7%
Average daily rate (ADR)	$150	$134	$153	$141
Revenue per available room (REVPAR)	$148	$130	$148	$134
Treasure Island
Occupancy %	99.0%	98.2%	97.8%	97.1%
Average daily rate (ADR)	$115	$99	$119	$104
Revenue per available room (REVPAR)	$113	$97	$116	$101
New York-New York
Occupancy %	98.6%	98.8%	98.0%	98.6%
Average daily rate (ADR)	$116	$95	$118	$99
Revenue per available room (REVPAR)	$115	$94	$115	$97
Beau Rivage
Occupancy %	94.9%	94.7%	90.5%	92.9%
Average daily rate (ADR)	$98	$98	$95	$93
Revenue per available room (REVPAR)	$93	$93	$86	$86
Other operations
Occupancy %	75.5%	68.3%	72.3%	68.6%
Average daily rate (ADR)	$41	$42	$42	$43
Revenue per available room (REVPAR)	$31	$29	$30	$30

MGM MIRAGE AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	June 30,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$185,793	$178,047
Accounts receivable, net	166,166	139,475
Inventories	64,110	65,189
Income tax receivable	—	9,901
Deferred income taxes	48,458	49,286
Prepaid expenses and other	77,189	89,641
Assets held for sale	81,907	226,082

Total current assets	623,623	757,621

Property and equipment, net	8,790,673	8,681,339
Other assets:
Investments in unconsolidated affiliates	791,812	756,012
Goodwill and other intangible assets, net	232,353	267,668
Deposits and other assets, net	265,747	247,070

Total other assets	1,289,912	1,270,750

	$10,704,208	$10,709,710

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$127,650	$85,439
Income taxes payable	38,118	—
Current portion of long-term debt	6,802	9,008
Accrued interest on long-term debt	95,629	87,711
Other accrued liabilities	512,764	559,445
Liabilities related to assets held for sale	7,207	23,456

Total current liabilities	788,170	765,059

Deferred income taxes	1,731,916	1,765,426
Long-term debt	5,526,728	5,521,890
Other long-term obligations	148,054	123,547
Stockholders’ equity:
Common stock ($.01 par value: authorized 300,000,000 shares, issued 171,762,565 and 168,268,213 shares and outstanding 138,684,079 and 143,096,213 shares)	1,718	1,683
Capital in excess of par value	2,280,366	2,171,625
Deferred compensation	(14,871)	(19,174)
Treasury stock, at cost (33,078,486 and 25,172,000 shares)	(1,105,189)	(760,594)
Retained earnings	1,344,468	1,133,903
Accumulated other comprehensive income	2,848	6,345

Total stockholders’ equity	2,509,340	2,533,788

	$10,704,208	$10,709,710